PRESS RELEASE

FOR IMMEDIATE RELEASE                                                                                                                                  FOR FURTHER INFORMATION:

Ian Hoffman
Corporate Communications
1.256.730.2604
ian.hoffman@intergraph.com

Intergraph Executive Vice President Preetha Pulusani to Retire

Ben Eazzetta Promoted to President of Company's
Security, Government & Infrastructure Division

HUNTSVILLE, Ala., February 3, 2006 -- Intergraph Corporation <NASDAQ: INGR> announced today Preetha Pulusani, president of Intergraph's Security, Government & Infrastructure (SG&I) division has elected to retire after 25 years with the Company.  Ben Eazzetta, previously chief operating officer of Intergraph's SG&I division, succeeded Pulusani as the SG&I division president reporting to Reid French, the Company's chief operating officer.

"On behalf of our Board of Directors, our shareholders and all of the people of Intergraph, I want to thank Preetha for her invaluable contributions to the Company," said R. Halsey Wise, president and CEO of Intergraph.  "Preetha has devoted 25 years to building our Company, and Intergraph is a better corporation as a result. Much of her exemplary career has been devoted to building our company's leadership in the geospatial technology market."

"I am very proud to have been part of such a great organization over the past 25 years," said Ms. Pulusani.  "As I look back over my career with the Company, I am most proud of the people of Intergraph and all that we have accomplished together.  Intergraph has never been more relevant in our key markets then we are today."

Ms. Pulusani joined Intergraph in 1980.  After holding numerous management positions, she was appointed executive vice president of Intergraph's Mapping and GIS business in 1998 and later named president in November 2001.  In May 2005, Ms. Pulusani was named president of Intergraph's SG&I division.

Ms. Pulusani is expected to remain with Intergraph through late summer of 2006 to assist with the management transition.  Mr. Eazzetta was formerly COO of Intergraph's SG&I division.  Prior to that, he was president of the Company's Public Safety division and COO of Intergraph's Process, Power & Marine division. Mr. Eazzetta holds a Bachelor's degree in nuclear engineering and a Master's degree in mechanical engineering from Georgia Tech.

"I am pleased to be leading SG&I at a time when our solutions are so relevant in the global spatial and security marketplaces," said Ben Eazzetta.  "We believe the combination of our spatial software expertise along with our security capabilities provides Intergraph with a differentiated and valued solution for our customers."

About Intergraph
Intergraph Corporation (NASDAQ: INGR) is a leading global provider of spatial information management (SIM) software. Security organizations, businesses and governments in more than 60 countries rely on the company's spatial technology and services to make better and faster operational decisions. Intergraph's customers organize vast amounts of complex data into understandable visual representations, creating intelligent maps, managing assets, building and operating better plants and ships and protecting critical infrastructure and millions of people around the world. For more information, visit www.intergraph.com.

© 2006 Intergraph Corporation. All rights reserved. Intergraph and the Intergraph logo are registered trademarks of Intergraph Corporation or its subsidiaries in the United States and in other countries. Other brands and product names are trademarks of their respective owners.